Exhibit 99.1

Contacts:

Timothy Creech
Vice President of Finance
Trimeris, Inc.
(919) 419-6050

TRIMERIS ANNOUNCES SECOND QUARTER 2004 RESULTS

Significant Increase in Worldwide FUZEON® Sales

DURHAM, N.C., July 20, 2004 – Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the second quarter ended June 30, 2004. For the second quarter of 2004, the Company reported a loss of $16.2 million, or ($0.75) per share, compared with a loss of $18.1 million ($0.84 per share) in the second quarter of 2003 and $9.9 million ($0.46 per share) in the first quarter of 2004.

Net sales of FUZEON® recognized by Roche in the U.S. and Canada were $24.4 million during the second quarter of 2004, compared to $16 million during the first quarter. Net sales outside the U.S. and Canada recorded by Roche, our collaborative partner, increased from $8 million during the first quarter of 2004, to $11.1 million during the second quarter. Total worldwide net sales during the second quarter of 2004 were $35.5 million compared to $24 million in the first quarter of 2004. During the second quarter distribution was expanded beyond a single distributor, Chronimed, Inc., to multiple sources, including retail and specialty pharmacies. Incremental sales as a result of this inventory expansion are estimated at approximately $4.5 million, which are included in net sales for the U.S. and Canada for the second quarter.

The decrease in net loss for the quarter compared to the second quarter of 2003 is primarily due to our share of the gross profit from the sale of FUZEON, royalties from the sale of FUZEON outside the U.S. and Canada, and decreases in development expenses related to T-1249 and FUZEON. These improving operating metrics are partially offset by increased expenses due to non-recurring charges of approximately $8.2 million as explained in the footnote to the attached Statements of Operations. Cash and cash equivalents and short-term investments totaled $66.9 million at June 30, 2004.

“I am pleased to report the continued steady increase in FUZEON sales,” commented Dr. Dani Bolognesi, Chief Executive Officer of Trimeris. “I believe the initial impact of our marketing efforts initiated this year is beginning to occur. We continue to be impressed by FUZEON’s ability to provide durable and substantial immunologic and virologic responses through 96 weeks of treatment, as reported at the International AIDS Conference in Bangkok and summarized in our recent press release.”

A live webcast of our conference call on July 20 at 5:00 p.m. Eastern Time will be available at http://www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Milestone revenue	$534	$750	$1,060	$986
Royalty revenue	1,109	87	1,910	87

Total revenue	1,643	837	2,970	1,073

Operating expenses:

Collaboration loss**	9,850	5,763	12,396	10,215

Research and development:
Non-cash compensation*	(2)	203	(53)	143
Other research and development	5,382	10,694	11,682	20,377

Total research and development expense	5,380	10,897	11,629	20,520

General and administrative:
Non-cash compensation*	12	233	12	645
Other general and administrative	2,818	2,399	5,484	4,567

Total general and administrative expense	2,830	2,632	5,496	5,212

Total operating expenses	18,060	19,292	29,521	35,947

Operating loss	(16,417)	(18,455)	(26,551)	(34,874)

Other income (expense)
Interest income	199	414	460	920
Interest expense	(2)	(11)	(5)	(26)

	197	403	455	894

Net loss	$(16,220)	$(18,052)	$(26,096)	$(33,980)

Basic and diluted net loss per share	$(0.75)	$(0.84)	$(1.21)	$(1.59)

Weighted average shares outstanding	21,610	21,418	21,596	21,397

*	Non cash compensation represents non-cash charges or credits related to stock options granted to employees and non-employees, and amortization of expense related to restricted stock grants to employees.
**	Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses. Selling and marketing expenses exceeded the gross margin from FUZEON sales in the three and six months ended June 30, 2003 and 2004. Collaboration loss for the three months ended June 30, 2004 includes approximately $5.4 million in cost variances for commercial drug supply sold from March 27, 2003 through March 31, 2004, in the U.S., and approximately $2.8 million for other manufacturing costs incurred prior to March 31, 2004. The majority of these costs represent charges for drug substance manufactured in 2002 and early 2003, which was more expensive due to the lower yields and longer cycle times encountered in the initial production batches. This drug material has been sold at June 30, 2004. These costs were disclosed to us during this quarter by Roche.

After a series of discussions during the quarter, we agreed on the amount and received a bill for these costs.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	June 30, 2004 (unaudited)	December 31, 2003
Assets
Total current assets	$67,984	$94,304
Property, furniture and equipment – net	2,584	2,578
Total other assets	5,824	1,718

Total assets	$76,392	$98,600

Liabilities and Stockholders’ Equity
Total current liabilities	$16,975	$18,563
Accrued marketing costs	3,678
Deferred revenue	12,828	11,369

Total liabilities	33,481	29,932

Commitments and contingencies

Total stockholders’ equity	42,911	68,668

Total liabilities and stockholders’ equity	$76,392	$98,600

Fuzeon Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended
	June 30, 2004	March 31, 2004
United States and Canada	$24.4	$16.0
Rest of World	11.1	8.0

Worldwide Total	$35.5	$24.0